Filed Pursuant to Rule 433

Registration No. 333-156118

Subject to Completion

Preliminary Term Sheet dated October 7, 2011

The terms of the Notes are as specified in this term sheet and in the documents indicated herein under “Additional Note Terms”. Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-5 of this term sheet and “Risk Factors” beginning on page P-4 of product supplement no. ARN-3. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to SEK	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), any reference in this term sheet to the month in which the Pricing Date, settlement date, or maturity date will occur is subject to change.

Merrill Lynch & Co.
October , 2011

Units Accelerated Return Notes Linked to the MSCI Emerging Markets Index Due December     , 2012 $10 principal amount per unit Term Sheet No. 260 Pricing Date*: October     , 2011 Settlement Date*: November     , 2011 Maturity Date*: December     , 2012 CUSIP: Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) Accelerated Return Notes® The Notes have a maturity of approximately 14 months The Notes provide 3-to-1 upside exposure to increases in the MSCI Emerging Markets Index (the “Index”), subject to a cap of between 20% and 24% 1-to-1 downside exposure to decreases in the level of the Index, with no downside limit Payment of the Redemption Amount at maturity is subject to the credit risk of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) No periodic interest payments No listing on any securities exchange Enhanced Return

Summary

The Accelerated Return Notes Linked to the MSCI Emerging Markets Index Due December     , 2012 (the “Notes”) are senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (SEK). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

The Notes provide a leveraged return for investors, subject to a cap, if the level of the MSCI Emerging Markets Index (the “Index”) (the “Index”) increases moderately from the Starting Value to the Ending Value. Investors must be willing to forgo interest payments on the Notes and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement no. ARN-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation),” “SEK,” “we,” “us,” “our,” or similar references are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation).

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation) (“SEK”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”)
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page P-11 of product supplement no. ARN-3.

Capped Value:	$12.00 to $12.40 per unit, which represents a return of 20% to 24% over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date
Calculation Agent:	MLPF&S
Fees Charged:	The public offering price of the Notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Accelerated Return Notes®	TS-2

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the Notes at maturity, assuming a Capped Value of $12.20 (i.e., a 22% return), the midpoint of the Capped Value range of $12.00 to $12.40. The green line reflects the returns on the Notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in, or tracked by, the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the Notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

The following table illustrates, for a Starting Value of 100 and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the Notes; and

▪	the total rate of return to holders of the Notes.

The Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The table and examples are based on a Capped Value of $12.20 (per unit).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$5.00		-50.00%
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
92.00		-8.00%	$9.20		-8.00%
94.00		-6.00%	$9.40		-6.00%
96.00		-4.00%	$9.60		-4.00%
98.00		-2.00%	$9.80		-2.00%
100.00	(1)	0.00%	$10.00		0.00%
102.00		2.00%	$10.60		6.00%
104.00		4.00%	$11.20		12.00%
106.00		6.00%	$11.80		18.00%
108.00		8.00%	$12.20	(2)	22.00%
110.00		10.00%	$12.20		22.00%
120.00		20.00%	$12.20		22.00%
122.00		22.00%	$12.20		22.00%
130.00		30.00%	$12.20		22.00%
140.00		40.00%	$12.20		22.00%
150.00		50.00%	$12.20		22.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent the actual Starting Value for the Index. For recent actual levels of the Index, see “The Index” section below, beginning on page TS-8.

(2)	The Redemption Amount cannot exceed the hypothetical Capped Value of $12.20, the midpoint of the Capped Value range of $12.00 to $12.40.

Accelerated Return Notes®	TS-3

Example 1: The Ending Value is 80% of the Starting Value:

Starting Value:	100
Ending Value:	80

$10 ×	(80)	= $8.00
100

Redemption Amount (per unit) = $8.00

Example 2: The Ending Value is 104% of the Starting Value:

Starting Value:	100
Ending Value:	104

$10 +	[	$10 × 300% ×	(104 – 100)	]	= $11.20
100

Redemption Amount (per unit) = $11.20

Example 3: The Ending Value is 130% of the Starting Value:

Starting Value:	100
Ending Value:	130

$10 +	[	$10 × 300% ×	(130 – 100)	]	= $19.00
100

Redemption Amount (per unit) = $12.20 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®	TS-4

Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page P-4 of product supplement no. ARN-3 and the “Risks Associated With Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the prospectus supplement identified below under “Additional Terms”, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, which was filed with the SEC on March 28, 2011 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the Notes.

▪	Your investment may result in a loss, which could be substantial; there is no guaranteed return of principal.

▪	Your yield on the Notes, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

▪	Your return on the Notes, if any, is limited to the return represented by the Capped Value.

▪	Your return, if any, is limited and may not reflect the return on a direct investment in the Index or its components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	Exchange rate movements may impact the value of the Notes.

▪

In seeking to provide you with what we believe to be competitive terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the Notes described on page TS-7. The price at which you may sell the Notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the Notes. MLPF&S is not obligated to make a market for, or to repurchase, the Notes.

▪	MSCI, Inc. (“MSCI”) may adjust the Index in a way that affects its level without being obligated to consider your interests.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪

If you attempt to sell the Notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the Notes are subject to our credit risk, and changes to our credit ratings are expected to affect the value of the Notes.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the Notes and their market value.

▪	Purchases and sales by MLPF&S and its affiliates of stocks included in, or tracked by, the Index, or of futures or options on futures contracts related to the Index, may affect your return.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You will have no rights of a holder of the stocks included in, or tracked by, the Index, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.

▪	MLPF&S or its affiliates may do business with underlying companies.

▪

Tax consequences of the Notes are uncertain, and may be adverse to a holder of the Notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Tax Considerations” beginning on page P-18 of product supplement no. ARN-3.

In addition to these risk factors, it is important to bear in mind that the Notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The Notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of SEK.

Accelerated Return Notes®	TS-5

Additional Risk Factors

An investment in the securities is subject to risks associated with non-U.S. securities markets.

The component stocks included in the Index have been issued by foreign companies in emerging markets in Latin America, Asia, the Middle East, and Africa. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than there is about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Other Terms of the Notes

The following definition replaces the definition of “Market Measure Business Day” set forth on page P-12 of product supplement no. ARN-3:

A “Market Measure Business Day” means a day on which:

(A) the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B) the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-6

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.

▪	You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the Notes will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of the benefits of owning the stocks included in, or tracked by, the Index, including the right to receive dividends.

▪

You are willing to accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the Notes.

The Notes may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the Notes to provide you with your desired return.

▪	You seek principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at the return represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You seek an investment that provides you with the benefits of owning the stocks included in, or tracked by, the Index, including the right to receive dividends.

▪	You seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Supplement to the Plan of Distribution; Role of MLPF&S and Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade the Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Notes will not be listed on any securities exchange. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder. MLPF&S will purchase the Notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the Notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the Notes to the investors. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the Notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General” beginning on page P-4 of product supplement no. ARN-3 and “Use of Proceeds and Hedging” beginning on page P-21 of product supplement no. ARN-3.

MLPF&S will not receive an underwriting discount for Notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the Notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the Notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the

Accelerated Return Notes®	TS-7

purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence.

Agent for Service of Process in New York

Under the Indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the Notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

Principal Executive Office

As of December 17, 2010, our executive office is located at Klarabergsviadukten 61-63, P.O. Box 194, SE-101 23 Stockholm, Sweden.

Accelerated Return Notes®	TS-8

The Index

All disclosures contained in this document regarding the Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources, including Bloomberg Financial Markets. We, MLFP&S and our respective affiliates make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of the Market Measure” beginning on page P-14 of product supplement no. ARN-3. None of the issuer, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

The Index is intended to measure the equity market performance in the global emerging markets. The Index is a free float–adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index currently consists of following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey. As of October 5, 2011, the five largest country weights were China (16.1%), Brazil (15.1%), Korea (14.4%), Taiwan (11.6%), and South Africa (8.0%), and the five largest sector weights were Financials (23.5%), Materials (13.9%), Energy (13.6%), Information Technology (13.1%), and Telecommunication Services (9.0%).

The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General – MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging and frontier markets.

MSCI has enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

▪	defining the equity universe;

▪	determining the market investable equity universe for each market;

▪	determining market capitalization size segments for each market;

▪	applying index continuity rules for the MSCI Standard Index;

▪	creating style segments within each size segment within each market; and

▪	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

▪

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

▪	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM countries in Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

Accelerated Return Notes®	TS-9

▪

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

▪

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

▪

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three-month and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% of three-month and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an Emerging Market.

▪

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

▪

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semiannual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:

▪	Investable Market Index (Large + Mid + Small);

▪	Standard Index (Large + Mid);

▪	Large Cap Index;

▪	Mid Cap Index; or

▪	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

▪	defining the market coverage target range for each size segment;

▪	determining the global minimum size range for each size segment;

▪	determining the market size-segment cutoffs and associated segment number of companies;

▪	assigning companies to the size segments; and

▪	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

Accelerated Return Notes®	TS-10

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

▪	updating the indices on the basis of a fully refreshed equity universe;

▪	taking buffer rules into consideration for migration of securities across size and style segments; and

▪	updating FIFs and Number of Shares (“NOS”).

(ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

▪	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

▪	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

▪	reflecting the impact of significant market events on FIFs and updating NOS.

(iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we, the selling agent nor any of our respective affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index, or the manner in which the Index is applied in determining the amount payable on the Notes at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2006 through September 2011. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the Notes. On October 5, 2011, the closing level of the Index was 836.54.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

Accelerated Return Notes®	TS-11

License Agreement

The issuer’s right to use the Index in connection with the Notes is subject to a license agreement between the issuer and MSCI. In connection with that license, please note the following:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MSCI EMERGING MARKETS INDEX (COLLECTIVELY, THE MSCI PARTIES). THE MSCI EMERGING MARKETS INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI EMERGING MARKETS INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO THE ISSUER FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE MSCI EMERGING MARKETS INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE MSCI EMERGING MARKETS INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO THE ISSUER, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MSCI EMERGING MARKETS INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES. ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EMERGING MARKETS INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE MSCI EMERGING MARKETS INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI EMERGING MARKETS INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI EMERGING MARKETS INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI EMERGING MARKETS INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Accelerated Return Notes®	TS-12

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

•

We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Note, you will be deemed to have agreed to that treatment.

•

Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.

You should refer to the product supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Below is a summary of certain U.S. federal income tax considerations for U.S. investors (“U.S. Holders”) that are initial holders of the Notes and that hold the Notes as capital assets. The following summary is not complete and is qualified in its entirety by the discussions under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement no. ARN-3, which you should carefully review prior to investing in the Notes. Capitalized terms used and not defined herein have the meanings ascribed to them in Product Supplement no. ARN-3 dated December 23, 2008.

General. We intend to take the position that the Notes will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase Index and, by purchasing a Note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the Notes will be so treated. We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfilment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date. Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Notes for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed herein could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Sale, Exchange or Other Taxable Disposition of Notes. A U.S. holder’s initial tax basis in the Notes should be the price at which the U.S. holder purchased the Notes. Upon the sale, exchange or other disposition of Notes in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note. Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. On December 7, 2007, the IRS and U.S. Treasury Department issued a notice requesting public comments on a comprehensive set of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the notice, the notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the Notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “Certain U.S. Federal Income Taxation Considerations” beginning on page P-18 of product supplement no. ARN-3.

Accelerated Return Notes®	TS-13

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

The final terms of the Notes will be set forth in a final term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the Notes. The documents listed below, together with such final term sheet, are collectively referred to herein as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3, dated December 23, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000119312508259302/d424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-14